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                                                                   EXHIBIT 2.2
                                           (Translated from German to English)

                                   Recorded

                   in Frankfurt am Main on November 19, 1996

                       Before me, the undersigned notary

                                Dr. Harald Jung

                 with official residence in Frankfurt am Main,


appeared today in the offices of the law firm Bruckhaus Westrick Stegemann, Taunusanlage 11, 60329 Frankfurt am Main where the acting notary betook himself at the request of the persons appearing.

     1. Attorney-at-law Dr. Nicholas Baron von Behr, having his business address at Taunusanlage 11, 60329 Frankfurt am Main, personally known.

     2. Attorney-at-law Dr. Konstantin Mettenheimer, having his business address at Taunusanlage 11, 60329 Frankfurt am Main, personally known.

The person appearing under 1. declared that he was not acting in his own name but as attorney without power of attorney ("vollmachtloser Vertreter") for Messrs. Heinrich R. Wirt and Reiner Kaesbach (hereinafter collectively referred to as the "Sellers") with business address at Max-Planck Strasse 38, 50858 Cologne,

a) on the one hand in their function as shareholders of PRODAC Prozessdatentechnik GmbH having its registered office in Cologne, registered in the Commercial Register of the Local Court of Cologne under register number HRB 10002 (hereinafter referred to as the "Company") and
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b)   on the other hand in their function as Managing Directors of the Company, authorized to represent the Company individually and being released from the restrictions set forth in (S) 181 German Civil Code. The acting notary has assured himself on the basis of a certified excerpt of the Commercial Register dated August 12, 1996 that the persons appearing under 1. and 2. are authorized to represent the Company. The notary was provided with a shareholders resolution adopted on November 06, 1996 in which the release of the persons appearing under 1. and 2. from the restrictions set forth in
     (S) 181 German Civil Code was confirmed as a matter of precaution.

The person appearing under 1. subjected the validity of his declarations to the declaration of consent of the representatives.

The person appearing under 2. declared that he was not acting in his own name but

a) as attorney in fact on behalf of MagiNet GmbH i.G. with registered office in Cologne, established in the notarial deed of September 10, 1996 No. 1274/96 of the notary public Dr. Gerhard Hess in Frankfurt am Main (hereinafter referred to as the "Purchaser"). The notary has, on the basis of an executed copy of the Incorporation Deed which has been taken to this Deed as copy and a power-of-attorney dated November 06, 1996, which was presented in original and is attached as certified copy, assured himself that the person appearing under 2. has the power to represent the Purchaser and is released from the restrictions set forth in (S) 181 German Civil Code.

b) as attorney in fact on behalf of MagiNet Corporation with registered office in Sunnyvale, California 94089 USA (hereinafter referred to as "MagiNet Corp."). The notary has satisfied himself on the basis of a notarial certified and legalized Secretary's Certificate and a power of attorney dated November 06, 1996 which was presented in original and is attached as certified copy, that the persons appearing under 2. has the power to represent MagiNet Corp.
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                                       I.
Acting as stated, the persons appearing then requested the recording of the following Amendment of the


                     SHARE PURCHASE AND TRANSFER AGREEMENT

of November 6, 1996, No. 43 of the document register 1996 of the civil law notary Dr. Harald Jung with official residence in Frankfurt am Main (hereinafter referred to as the "Share Purchase Agreement"). In the event terms are defined in the Share Purchase Agreement, they shall have the same meaning hereafter.

The parties agree as follows:


                                      I.
                             CONDITIONS PRECEDENT

1. The validity of the Share Purchase Agreement the parties have entered into is subject to the following condition precedent:

     a) financing of the purchase of the shares in Prodac Prozessdatentechnik GmbH shall be secured by the Purchaser either by public or by private issuance of equity in the minimum amount of US $ 40,000,000.-- and

     b) declaration of consent in the meaning of Section 184 subsec. 1 German Civil Code shall be given by the Board of Directors of MagiNet Corp. (referred to as "Board of Directors").

2. The consent of the Board of Directors is deemed to be definitely refused if not granted 10 days after securing the financing.
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                                      II.
                            STOCK OPTION AGREEMENT

The parties also agree that the option agreements mentioned in Article 2.1c) of the Share Purchase Agreement and which are included in the Reference Deed of November 5, 1996, No. 41 of the document register 1996 of the civil law notary Dr. Harald Jung with official residence in Frankfurt am Main, as Appendices
2.2.1 and 2.2.2 (the "Stock Option Agreements") shall be amended as follows:

The passage on page one (1) of the Stock Option Agreements "Date of Grant September 10, 1996" shall be replaced by the following formulation:

     ..Date of Grant     The date on which the transfer of the shares in Prodac
                         Prozessdatentechnik GmbH according to the Share
                         Purchase and Transfer Agreement of November 6, 1996 becomes valid"

A certified copy of the Share Purchase Agreement and the relating Reference Deed has been at the disposal of the persons appearing who waived to take the agreement to this deed.

The above protocol including the attachments was read in the presence of the notary to the deponents, approved by them and then signed by them and the notary in their own hands as follows:


/s/ Authorized signatures